EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-176652 and 333-212128) on Form S-8 of WisdomTree Investments, Inc. of our report dated April 26, 2018, with respect to the combined and carve-out statements of financial position of the European ETC Business of ETF Securities Limited as of December 31, 2017, 2016 and 2015, and the related combined and carve-out statements of comprehensive income, changes in net parent investment, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “combined and carve-out financial statements”), which report appears in the Form 8-K/A of WisdomTree Investments, Inc. dated May 9, 2018. Our report dated April 26, 2018 contains an emphasis of matter paragraph that draws attention to Note 1 to the combined and carve-out financial statements where the basis of preparation of the combined and carve-out financial statements is disclosed.

/s/KPMG Channel Islands Limited

KPMG Channel Islands Limited

St Helier, Jersey

May 9, 2018